Exhibit 10.3

UNIT CORPORATION

SEPARATION BENEFIT PLAN

FOR SENIOR MANAGEMENT

as amended and restated effective

March 19, 2009

UNIT CORPORATION

SEPARATION BENEFIT PLAN

FOR SENIOR MANAGEMENT

i

ARTICLE 3. Method of Payment		8

3.1	Separation Benefit Payment	8
3.2	Protection of Business	9
3.3	Death Subsequent to Separation from Service	10
3.4	Payment to Specified Employees Upon Separation from Service	11

ARTICLE 4. Waiver and Release of Claims		11

ARTICLE 5. Funding		11

ARTICLE 6. Administration		11

6.1	Named Fiduciary	11
6.2	Fiduciary Responsibilities	12
6.3	Specific Fiduciary Responsibilities	12
6.4	Allocations and Delegations of Responsibility	12
6.5	Advisors	13
6.6	Plan Determination	13
6.7	Modification and Termination	13
6.8	Indemnification	13
6.9	Successful Defense	14
6.10	Unsuccessful Defense	14
6.11	Advance Payments	14
6.12	Repayment of Advance Payments	14
6.13	Right of Indemnification	14

ARTICLE 7. Effective Date and Plan Year		15

ARTICLE 8. Miscellaneous		15

8.1	Assignment	15
8.2	Governing Law	15
8.3	Employing Company Records	15
8.4	Employment Non-Contractual	15
8.5	Taxes	16
8.6	Binding Effect	16
8.7	Entire Agreement	16
8.8	Decisions and Appeals	16

ii

UNIT CORPORATION

SEPARATION BENEFIT PLAN

FOR SENIOR MANAGEMENT

Introduction

The purpose of the Unit Corporation Separation Benefit Plan for Senior Management is to provide certain officers and key executives of Unit Corporation or its subsidiaries with appropriate assurances of continued income and other benefits for a reasonable period of time in the event that the individual’s employment ceases under the circumstances described herein.

The Compensation Committee shall, in its absolute discretion select the individuals to be covered by this Plan from time to time. The Compensation Committee may notify each selected individual of his or her selection and provide him or her with a copy of this Plan.

Participation in the Plan shall not in any respect be deemed to grant Participant either a right to continued participation in the Plan or a right to continued employment and employment and participation remains terminable at will by either the Employing Company or Participant at any time for any reason or for no reason.

ARTICLE 1.

Definitions

1.1	“Base Salary” means the regular basic cash remuneration before deductions for taxes and other items withheld, and without regard to any salary reduction under any plans maintained by an Employing Company under Section 401(k) or 125 of the Code, payable to a Participant for services rendered to an Employing Company, but not including pay for Bonuses, incentive compensation, special pay, awards or commissions.

1.2	“Beneficiary” means the person designated by a Participant in a written instrument filed with the Compensation Committee to receive benefits under this Plan.

1.3	“Board of Directors” means the board of directors of the Company.

1.4	“Bonus” means any annual incentive compensation paid to a Participant over and above Base Salary earned and paid in cash or otherwise.

1.5	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)	On the close of business on the tenth day following the time the Company learns of the acquisition by any individual entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 15% or more of either (i) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (iii) of this definition; and (E) any acquisition by the George Kaiser Family Foundation (“GKFF”) as long as the acquisition does not cause GKFF’s total ownership to exceed 25% of our issued and outstanding shares of common stock;

(ii)	individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a Director of the Company subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall not be deemed a member of the Incumbent Board;

(iii)	approval by the stockholders of the company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 70% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Company Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of Directors and (iii) individuals who were members of the Incumbent Board will constitute a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction; or

(iv)	approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

1.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7	“Company” means Unit Corporation, the sponsor of this Plan.

1.8	“Comparable Position” means a job with an Employing Company or successor company at the same or higher Base Salary as a Participant’s current job and at a work location within reasonable commuting distance from a Participant’s home, as determined by the Participant’s Employing Company.

1.9	“Compensation Committee” means the Compensation Committee established and appointed by the Board of Directors.

1.10	“Completed Year of Service” means the period of time beginning with a Participant’s date of hire or the anniversary of the date of hire and ending twelve months thereafter.

1.11	“Discharge for Cause” means termination of a Participant’s employment by the Employing Company due to:

(i)	the consistent failure of Participant to perform Participant’s prescribed duties to the Employing Company (other than any such failure resulting from Participant’s incapacity due to physical or mental illness);

(ii)	the commission by Participant of a wrongful act that caused or was reasonably likely to cause damage to the Employing Company;

(iii)	an act of gross negligence, fraud, unfair competition, dishonesty or misrepresentation in the performance of Participant duties on behalf of the Employing Company;

(iv)	the conviction of or the entry of a plea of nolo contendere by Participant to any felony or the conviction of or the entry of a plea of nolo contendere to any offense involving dishonesty, breach of trust or moral turpitude;

(v)	a breach of Participant’s fiduciary duty involving personal profit; or

(vi)	similar actions.

1.12	“Employing Company” with respect to a Participant shall mean either the Company or, if applicable, the subsidiary of the Company which employs Participant.

1.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended, and all regulations and rulings issued thereunder by governmental administrative bodies.

1.14	“Human Resources Director” means the Human Resources Director of the Company.

1.15	“Participant” means an individual who is designated as such pursuant to Section 2.1.

1.16	“Plan” means the Unit Corporation Separation Benefit Plan for Senior Management, as set forth in this document and as may be amended from time to time.

1.17	“Separation Agreement” means the agreement between an Employee and the Employing Company in which the Participant waives and releases the Company, Employing Company and other potentially related parties from certain claims in exchange for and in consideration of payments of the Separation Benefit, to which the Participant would not otherwise be entitled.

1.18	“Separation Benefit” means the benefit provided for under this Plan as determined under Article 2.

1.19	“Separation Period” means the period of time over which a Participant receives Separation Benefits under the Plan.

1.20	“Separation from Service” shall mean a Participant’s “separation from service” as determined by the Company in accordance with Section 409A of the Code. A Separation from Service shall be effective on the date specified by the Employing Company (the “Termination Date”).

1.21	“Specified Employee” means those employees of the Company or an Employing Company who are determined by the Compensation Committee to be a “specified employee” in accordance with Section 409A of the Code and the regulations promulgated thereunder.

1.22	“Years of Service” means the sum of the number of continuous Completed Years of Service as an employee of an Employing Company during Participant’s period of employment beginning with Participant’s most recent hire date and ending with Participant’s most recent termination date.

ARTICLE 2.

Benefits

2.1	Participants

Each individual named on Schedule I hereto shall be a Participant in the Plan. Schedule I may be amended by the Compensation Committee from time to time to add individuals as a Participant.

2.2	Separation Benefit

A Separation Benefit shall be provided under the provisions of this Article 2 to a Participant who is eligible to receive a Separation Benefit under Section 2.3 at the time of their Separation from Service.

2.3	Eligibility

Each Participant who complies with all administrative requirements of this Plan, including the provisions of Article 4, is eligible to receive a Separation Benefit following their Separation from Service. However, a Participant is ineligible to receive a Separation Benefit if he or she fails to satisfy any of the requirements of this Plan, including, but not limited to, failure to establish that his or her termination met the requirements for a Separation from Service. Additionally, a Participant shall be ineligible to participate in this Plan if that Participant’s termination of employment results from:

(i) A Discharge for Cause,

(ii) A court decree or government action or recommendation having an effect on an Employing Company’s operations or manpower involving rationing or price control or any other similar type cause beyond the control of an Employing Company,

(iii) An offer to Participant of a position with an Employing Company, or affiliate,

(iv) A termination under which a Participant accepts any benefits under an incentive retirement plan or other severance or termination benefits program, contract or plan offered by the Company or the Employing Company,

(v) A Participant who has a written employment contract which contains severance provisions,

(vi) A temporary work cessation due to strikes, lockouts or similar reasons,

(vii) The divestiture of any business of an Employing Company if the Participant is offered a Comparable Position by the purchaser or successor of such business, an affiliate thereof, or an affiliate of an Employing Company, or

(viii) A termination of the Participant if the Participant is offered a Comparable Position arranged for or secured by an Employing Company.

2.4	Separation Benefit Amount

The Separation Benefit payable to a Participant under this Plan shall be based, in part, on his/her Years of Service with the Company, or Employing Company. The formula for determining a Participant’s Separation Benefit payment shall be calculated by dividing Participant’s annual Base Salary in effect immediately before the date of Separation from Service by 52 to calculate the weekly separation benefit (the “Weekly Separation Benefit”). The amount of the Separation Benefit payable to Participant shall then be determined in accordance with the following applicable provision:

2.4.1	Involuntary separation - In the event the Separation from Service is the result of an Employing Company terminating the employment of Participant, the Separation Benefit shall be determined according to the following schedule:

Involuntary Separation

Schedule of Separation Benefits

Years of Service	Number of Weekly Separation Benefit Payments:	Years of Service	Number of Weekly Separation Benefit Payments:
1	4	14	56
2	8	15	60
3	12	16	64
4	16	17	68
5	20	18	72
6	24	19	76
7	28	20	80
8	32	21	84
9	36	22	88
10	40	23	92
11	44	24	96
12	48	25	100
13	52	26 or more	104

2.4.2	Voluntary separation - In the event the Separation from Service is the result of Participant’s own action (such as by way of example and not limitation, quitting, resignation or retirement) the Separation Benefit shall be determined according to the following Schedule:

Voluntary Separation

Schedule of Separation Benefits

Years of Service	Number of Weekly Separation Benefit Payments
1-19	0
20	80
21	84
22	88
23	92
24	96
25	100
26 or more	104

Under certain exceptional circumstances the Compensation Committee may, in its sole and absolute discretion, choose to treat a voluntary separation as an involuntary separation and allow a Participant to receive Separation Benefits in accordance with the schedule set forth in Section 2.4.1.

2.5	Separation Benefit Limitation

Notwithstanding anything in the Plan to the contrary, the Separation Benefit payable to any Participant under this Plan shall never exceed the lesser of (i) 104 Weekly Separation Benefit payments; or (ii) the amount permitted under ERISA to maintain this Plan as a welfare benefit plan. The benefits payable under this Plan shall be inclusive of and offset by any amounts paid under federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements.

2.6	Withholding Tax

The Employing Company shall deduct from the amount of any Separation Benefits payable under this Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by Participant with the Employing Company for purposes of income tax withholding on regular wages.

2.7	Reemployment of a Participant

Entitlement to the unpaid balance of any Separation Benefit due a Participant under this Plan shall be revoked immediately on reemployment of the person as an employee of an Employing Company. Any unpaid balance shall not be payable in any future period.

However, if the person’s re-employment is subsequently terminated and he or she then becomes entitled to a Separation Benefit under this Plan, Years of Service for the period of re-employment shall be added to that portion of his or her prior service represented by the unpaid balance or the revoked entitlement for the prior Separation Benefit.

2.8	Integration with Disability Benefits

The Separation Benefit payable to a Participant with respect to any Separation Period shall be reduced (but not below zero) by the amount of any disability benefit payable from any disability plan or program sponsored or contributed to by an Employing Company. The amount of any resulting reduction shall not be paid to Participant in any future period.

2.9	Plan Benefit Offset

The amount of any severance or separation type payment that an Employing Company is or was obligated to pay to a Participant under any law, decree, or court award, because of Participant’s termination of employment from an Employing Company shall reduce the amount of Separation Benefit otherwise payable under this Plan.

2.10	Recoupment

The Company may deduct from the Separation Benefit any amount owing to an Employing Company from

(a)	Participant, or

(b)	the executor or administrator of Participant’s estate.

2.11	Completion of Twenty Years of Service

Any Participant who completes 20 Years of Service before the termination of this Plan shall be vested in his/her Separation Benefit, notwithstanding the subsequent termination of this Plan before that Participant’s Separation from Service. Any Separation Benefit deemed to have vested under this Section shall be payable on such Participant’s Separation from Service with the Employing Company and shall be paid in accordance with the greater of (1) the Plan provisions in effect immediately before the termination of this Plan, and (2) the Plan provisions in effect on the date Participant completed 20 Years of Service.

2.12	Change in Control

Unless otherwise provided in writing by the Board of Directors before a Change in Control of the Company, all Participant shall be vested in his/her Separation Benefit as of the date of the Change in Control based on the Participant’s then Years of Service as determined by reference to the schedule set forth in Section 2.3.1 of this Plan. Any Separation Benefit deemed to have vested under this Section shall be payable upon Participant’s Separation from Service with the Employing Company and shall be paid in accordance with the Plan provisions in effect immediately before the Change in Control.

ARTICLE 3.

Method of Payment

3.1	Separation Benefit Payment

Separation Benefit payments shall be paid in equal installments in the same manner as wages were paid to Participant while employed, and, subject to Section 3.4, the installments shall begin no later than 90 days following the Termination Date. Notwithstanding anything in the Plan to the contrary, the Separation Period for a Participant shall never exceed the amount of time permitted under ERISA to maintain this Plan as a welfare benefit plan. If under the payment schedule set forth in this Plan, the Separation Period will expire before the full payment of the Separation Benefit owed to a Participant under this Plan, then the total amount unpaid as of the final installment shall be paid to the Participant in the final installment.

3.1.1	Each Participant, upon selection for participation in this Plan, may make an election to defer payment of the Separation Benefit to a date specified in the deferral election that will be provided in a form prescribed by the Compensation Committee. A Participant who elects to defer payment of his or her Separation Benefit will also be permitted to elect between payment of the deferred Separation Benefit in the form of a lump sum or installment payments over a 24-month period. A Participant may change his or her election so long as the election to change is submitted to the Compensation Committee at least twelve months prior to the date payment of a Separation Benefit would have otherwise commenced and payment of the Separation Benefit is delayed at least five years from the date payment was previously set to commence.

3.2	Protection of Business

3.2.1	Any Participant who receives Separation Benefits under Section 2.2 of this Plan agrees that, in consideration of the Separation Benefits, the Participant will not, in any capacity, directly or indirectly, and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving Separation Benefits, either (a) solicit or attempt to induce any current customer of the Employing Company to cease doing business with the Employing Company; (b) solicit or attempt to induce any employee of the Employing Company to sever the employment relationship; (c) compete against the Employing Company; (d) injure the Employing Company and the Company, in their business activities or its reputation; or (e) act as an employee, independent contractor, or service provider of a person or entity that is a competitor of the Employing Company or injures the Employing Company or the Company, its business activities or its reputation (collectively, the “Protection of Business Requirements”). The Compensation Committee in its sole discretion shall decide whether any Participant is in violation of this Section.

3.2.2	Except as provided in the next paragraph and/or the Separation Agreement, in the event the Participant violates the Protection of Business Requirements of this Section (or the like provisions of his or her Separation Agreement), the Participant shall not be entitled to any further payments of Separation Benefits under this Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits from the date of the violation forward.

3.2.3	In the event of a Change in Control, the Participant’s obligations under this Section shall expire and be canceled, and the Participant shall be entitled to Separation Benefits under this Plan in accordance with its terms even if he or she engages in conduct that would otherwise violate the Protection of Business Requirements in this Section.

3.2.4	The Plan shall maintain records for each Participant that is eligible for Separation Benefits and for each Participant that actually receives Separation Benefits (including relevant dates, claim records, appeal records, payment amounts, etc.).

3.2.5	The Plan shall pay benefits to Participant on a regular basis. The Plan shall process and pay Separation Benefits on a regular basis, and adjudicate claims for denied or terminated Separation Benefits.

3.2.6	The Compensation Committee shall have the ultimate ongoing administrative duty to monitor and investigate the activities of Participants to ensure they are in compliance with the Protection of Business Requirements. As set forth in this Plan, the Compensation Committee shall have discretion to determine on an ongoing basis whether each Participant receiving Separation Benefits remains in compliance with the Plan’s Protection of Business Requirements during the period the Participant is receiving Separation Benefits.

3.2.7	The Compensation Committee shall have full and sole discretion to determine eligibility for Separation Benefits and to construe the terms of the Plan.

3.2.8	By accepting Separation Benefits, a Participant certifies that he/she is in compliance with the Protection of Business Requirements. Participants must notify the Plan, through the Human Resources Director, of any change of employer, employment status, or job status or responsibilities, while eligible for Separation Benefits. Additionally, Participants receiving benefits must complete and submit to the Plan on request a form certifying that they are in compliance with the Protection of Business Requirements. The Human Resources Director shall review such forms and make preliminary decisions regarding whether the Participant is in compliance with the Protection of Business Requirements.

3.2.9	As a condition to receiving Separation Benefits or coverage, Participants and their employers must fully cooperate with any inquiry or investigation by the Plan concerning the Protection of Business Requirements. If the Participant or employer fails to fully cooperate with any such inquiry or investigation, the Participant shall be deemed to have been in violation of the Protection of Business Requirements, and shall therefore forfeit any further benefits under the Plan and shall be obligated to repay the Employing Company all monies previously received as Separation Benefits.

3.2.10	The Company shall maintain a projection of the amount of money that will be required for the Company to fulfill its unfunded obligation under the Plan to make payments to various Participants at different times.

3.3	Death Subsequent to Separation from Service

If the death of a Participant occurs after the date of Separation from Service and before receipt of the full Separation Benefit to which he or she was entitled, the remaining payments shall be paid to such Participant’s Beneficiary in accordance with the Provisions of Section 2.4.2 and 3.1. If there is no designated living Beneficiary, the payments shall be paid to the executor or administrator of Participant’s estate.

3.4	Payment to Specified Employees Upon Separation from Service

In no event shall a Specified Employee receive a payment under this Plan following a Separation from Service before the first business day of the seventh month following the date of Separation from Service, unless the Separation from Service results from death. Any amounts which would otherwise be payable to the Specified Employee during the six month period may, at the Employing Company’s discretion, be accumulated and paid on the first day of the seventh month following the date of the Specified Employee’s Separation from Service.

ARTICLE 4.

Waiver and Release of Claims

It is a condition of this Plan that no Separation Benefit shall be paid to or for any Participant except on due signing and delivery to the Employing Company by that Participant of a Separation Agreement, in substantially the form attached to this Plan as Attachment A (except as may be modified from time to time), by which Participant waives and releases the Company, the Employing Company, their subsidiaries and their officers, directors, agents, employees, and affiliates from all claims arising or alleged to arise out of his or her employment or the Separation from Service. The waiver and release provided in the Separation Agreement is being given in exchange for and in consideration of payment of the Separation Benefit, to which Participant would not otherwise be entitled.

In connection with the signing of the Separation Agreement, the following procedures shall be followed (except as modified from time to time): Participant shall be advised in writing, by receiving the written text of the Separation Agreement so stating, to consult a lawyer before signing the Separation Agreement; Participant shall be given 21 days to consider the Separation Agreement before signing; after signing, Participant shall have seven days in which to revoke the Separation Agreement; and the Separation Agreement shall not take effect until that seven-day period shall have passed.

ARTICLE 5.

Funding

This Plan is an unfunded employee welfare benefit plan under ERISA established by the Company. Benefits payable to Participants shall be paid out of the general assets of the Company or the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Separation Benefits under this Plan.

ARTICLE 6.

Administration

6.1	Named Fiduciary

This Plan shall be administered by the Company acting through the Compensation Committee or such other person as may be designated by the Company from time to time. The Compensation Committee shall be the “Administrator” of the Plan and shall be, in its capacity as Administrator, a “Named Fiduciary,” as such terms are defined or used in ERISA.

6.2	Fiduciary Responsibilities

The named fiduciary shall fulfill the duties and requirements of fiduciary under ERISA and is the Plan’s agent for service of legal process. The named fiduciary may designate other persons to carry out the fiduciary responsibilities and may cancel any designation. A person may serve in more than one fiduciary or administrative capacity with respect to this Plan. The named fiduciary shall periodically review the performance of the fiduciary responsibilities by each designated person.

6.3	Specific Fiduciary Responsibilities

The Compensation Committee shall be responsible for the general administration and interpretation of the Plan and the proper carrying out of its provisions and shall have full discretion to carry out its duties. In addition to any powers of the Compensation Committee specified elsewhere in this Plan, the Compensation Committee shall have all discretionary powers necessary to discharge its duties under this Plan, including, but not limited to, the following discretionary powers and duties:

(i) To interpret or construe the terms of this Plan, including eligibility to participate, and resolve ambiguities, inconsistencies and omissions;

(ii) To make and enforce such rules and regulations and prescribe the use of these forms as it deems necessary or appropriate for the efficient administration of the Plan;

(iii) To decide all questions concerning this Plan and the determination of who shall be a Participant; and

(iv) To determine eligibility for Separation Benefits under this Plan.

6.4	Allocations and Delegations of Responsibility

The Board of Directors and the Compensation Committee, respectively, shall have the authority to delegate, from time to time, all or any part of its responsibilities under this Plan to those person or persons as it may deem advisable and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Compensation Committee. The Company, the Board of Directors and the Compensation Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall report periodically to the Board of Directors or the Compensation Committee, as applicable, concerning the discharge of the delegated responsibilities.

The Board of Directors and the Compensation Committee, respectively, shall have the authority to allocate, from time to time, all or any part of its responsibilities under this Plan to one or more of its members as it may deem advisable, and in the same manner to remove such allocation of responsibilities. Any action of the member to whom responsibilities are allocated in the exercise of such allocated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board of Directors or the Compensation Committee. The Company, the Board of Directors and the Compensation Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall report periodically to the Board of Directors or the Compensation Committee, as applicable, concerning the discharge of the allocated responsibilities.

6.5	Advisors

The named fiduciary or any person designated by the named fiduciary to carry out fiduciary responsibilities may employ one or more persons to render advice with respect to any responsibility imposed by this Plan.

6.6	Plan Determination

The determination of the Compensation Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

6.7	Modification and Termination

The Company may at any time, without notice or consent of any person, terminate or modify this Plan in whole or in part, and such termination or modification shall apply to existing as well as to future Participants, but such actions shall not affect any Separation Benefit that has become payable to a Participant, and such benefit shall continue to be paid in accordance with the Plan provisions in effect on the date of the Separation from Service.

6.8	Indemnification

To the extent permitted by law, the Company shall indemnify and hold harmless the members of the Board of Directors, the Compensation Committee members, and any employee to whom any fiduciary responsibility with respect to this Plan is allocated or delegated to, and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission to act, in connection with the performance of his/her duties, responsibilities and obligations under this Plan, ERISA and other applicable law, other than such liabilities, costs and expenses as may result from the gross negligence or willful misconduct of any such person. The foregoing right of indemnification shall be in addition to any other right to which any such person may be entitled as a matter of law or otherwise. The Company may obtain, pay for and keep current a policy or policies of insurance, insuring the members of the Board of Directors, the Compensation Committee members and any other employees who have any fiduciary responsibility with respect to this Plan from and against any and all liabilities, costs and expenses incurred by any such person as a result of any act, or omission, in connection with the performance of his/her duties, responsibilities and obligations under this Plan and under ERISA.

6.9	Successful Defense

A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section 6.8 shall be entitled to indemnification as authorized in Section 6.8.

6.10	Unsuccessful Defense

Except as provided in Section 6.9, any indemnification under Section 6.8, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

6.10.1	By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Compensation Committee has met the standard of conduct set forth in Section 6.8; or

6.10.2	If a quorum under Section 6.10.1 is not obtainable with due diligence by the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 6.8 has been met by such member of the Compensation Committee.

6.11	Advance Payments

Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company, as applicable, in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 6.10, except that, in view of the obligation of repayment set forth in Section 6.12, there need be no finding or opinion that the required standard of conduct has been met.

6.12	Repayment of Advance Payments

All expenses incurred, in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company, as applicable, under Section 6.11 shall be repaid if the person receiving such advance is ultimately found, under the procedures set forth in this Article 6, not to be entitled to the extent the expenses so advanced by the Company exceed the indemnification to which he or she is entitled.

6.13	Right of Indemnification

Notwithstanding the failure of the Company or Employing Company, as applicable, to provide indemnification in the manner set forth in Sections 6.10 and 6.11, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Compensation Committee has met the standard of conduct set forth in Section 6.8, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company, as applicable, as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company, as applicable, in any court of competent jurisdiction.

ARTICLE 7.

Effective Date and Plan Year

This Plan shall be effective as amended and restated on and after December 31, 2008. The Plan Year is the calendar year.

ARTICLE 8.

Miscellaneous

8.1	Assignment

A Participant’s right to benefits under this Plan shall not be assigned, transferred, pledged, encumbered in any way or subject to attachment or garnishment, and any attempted assignment, transfer, pledge, encumbrance, attachment, garnishment or other disposition of such benefits shall be null and void and without effect.

8.2	Governing Law

The Plan shall be construed and administered in accordance with ERISA and with the laws of the State of Oklahoma, to the extent such State laws are not preempted by ERISA.

8.3	Employing Company Records

The records of the Employing Company with regard to any person’s Participant status, Beneficiary status, employment history, Years of Service and all other relevant matters shall be conclusive for purposes of administration of the Plan.

8.4	Employment Non-Contractual

This Plan is not intended to and does not create a contract of employment, express or implied, and an Employing Company may terminate the employment of any employee with or without cause as freely and with the same effect as if this Plan did not exist. Nothing contained in this Plan shall be deemed to qualify, limit or alter in any manner the Employing Company’s sole and complete authority and discretion to establish, regulate, determine or modify at all times, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if this Plan were not in existence.

8.5	Taxes

Neither an Employing Company nor any fiduciary of this Plan shall be liable for any taxes incurred by a Participant or Beneficiary for Separation Benefit payments made pursuant to this Plan.

8.6	Binding Effect

This Plan shall be binding on the Company, any Employing Company and their successors and assigns, and Participant, Participant’s heirs, executors, administrators and legal representatives. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or any Employing Company.

8.7	Entire Agreement

This Plan constitutes the entire understanding between the parties hereto and may be modified only in accordance with the terms of this Plan.

8.8	Decisions and Appeals

8.8.1	Manner and Content of Benefit Determination

Within ninety (90) days from the date of a Participant’s Separation from Service (or longer if special circumstances require), the Human Resources Director and the General Counsel shall provide the Participant with either an agreement and release offering Separation Benefits under the Plan or written or electronic notification of such Participant’s ineligibility for or denial of Separation Benefits, either in whole or in part. If at any time the Human Resources Director and the General Counsel make any adverse benefit determination, such notification shall set forth, in a manner calculated to be understood by the Participant including the following:

(i) the specific reason(s) for the adverse determination;

(ii) references to the specific plan provisions upon which the determination is based;

(iii) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review under Section 8.8.3;

(v) if the Plan utilizes a specific internal rule, guideline, protocol, or other similar criterion in making the determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such a rule, guideline, protocol or other similar criterion was relied upon and that a copy of such rule, guideline, protocol or similar criterion will be provided free of charge to the Participant upon request;

8.8.2	Appeal of Denied Claim and Review Procedure

If a Participant does not agree with the reason for the denial or termination of Separation Benefits (including a denial or termination of benefits based on a determination of a Participant’s eligibility to participate in the Plan), he/she may file a written appeal within 180 days after the receipt of the original claim determination. The request should state the basis for the disagreement along with any data, questions, or comments he/she thinks are appropriate, and should be sent to the office of the Human Resources Director.

The Compensation Committee shall conduct a full and fair review of the determination. The review shall not defer to the initial determination, and it shall take into account all comments, documents, records and other information submitted by the Participant without regard to whether such information was previously submitted or considered in the initial determination.

8.8.3	Manner and Content of Notification of Benefit Determination on Review

Within 60 days (or longer if special circumstances require), the Compensation Committee shall provide a Participant with written or electronic notification of any adverse benefit determination on review. The notification shall set forth, in a manner calculated to be understood by the Participant the following:

(i) the specific reason(s) for the adverse determination on review;

(ii) reference to the specific plan provisions upon which the review is based;

(iii) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits;

(iv) a statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures, and a statement of the Participant’s right to bring an action under section 502(a) of ERISA;

(v) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Participant upon request;

(vi) the following statement: “Other voluntary alternative dispute resolution methods, such as mediation, may be available. You may seek additional information by contacting your local U.S. Department of Labor office and your State insurance regulatory agency.”

EXECUTED as of this 31st day of December, 2008.

UNIT CORPORATION

By:	/s/ Mark E. Schell
Mark E. Schell,
Senior Vice President and General Counsel

To receive a Separation Benefit, a participant must sign the following Separation Agreement provided by the Company:

SEPARATION AGREEMENT

[Name of Employing Company] (“Unit”) and                                                       (“Participant”) hereby agree as follows:

Participant’s employment will end on                                 , 20        .

Unit will pay to Participant a Separation Benefit of $                     in accordance with and subject to the terms of the Unit Corporation Separation Benefit Plan for Senior Management (the “Plan”).

Participant knows that state and federal laws, including the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap, disability, or veteran status, and that these laws are enforced through the United States Equal Employment Opportunity Commission (“EEOC”), United States Department of Labor, and State Human Rights Agencies.

PARTICIPANT IS ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

PARTICIPANT HAS TWENTY-ONE DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

AFTER SIGNING THIS AGREEMENT, PARTICIPANT HAS ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

In exchange for the Separation Benefit described above, to which Participant is not otherwise entitled, Participant forever releases and discharges [Unit], Unit Corporation, and its subsidiaries, their officers, directors, agents, employees, and affiliates from all claims, liabilities, and lawsuits arising out of Participant’s employment or the termination of that employment and agrees not to assert any such claim, liability, or lawsuit. This includes any claim under the Age Discrimination in Employment Act or under any other federal, state, or local statute or regulation relating to employment discrimination. It also includes any claim under any other statute or regulation or common law rule relating to Participant’s employment or the termination of that employment. This Agreement does not have any effect with respect to acts or events occurring after the date upon which Participant signs it. This Agreement does not limit any benefits to which Participant is entitled under any retirement plans, if any.

As further consideration for the payment of the Separation Benefit described above, Participant agrees that if Participant’s Separation Benefit is received pursuant to Section 2.3.2 “Voluntary Separation” of the Plan, Participant will not in any capacity directly or indirectly and on his or her own behalf or on behalf of any other person or entity, during the period of time he or she is receiving such Separation Benefits, either (a) solicit or attempt to induce any current customer of the Company to cease doing business with the Company or (b) solicit or attempt to induce any employee of the Company to sever the employment relationship with the Company (collectively, the “Protection of Business Requirements”).

Except as provided in the next paragraph, in the event Participant violates the Protection of Business Requirements hereof, Participant shall not be entitled to any further payments of Separation Benefits under the Plan or this Agreement and shall be obligated to repay Unit all Separation Benefit payments previously received under the Plan and this Agreement.

In the event of a Change in Control (as defined in the Plan), Participant’s obligations regarding the Protection of Business Requirements under this Agreement shall expire and be canceled, and Participant shall be entitled to the Separation Benefits provided under the Plan in accordance with the terms of the Plan, notwithstanding whether Participant thereafter engages in conduct that would otherwise violate the Protection of Business Requirements described in this Agreement.

Participant has carefully read and fully understands all the provisions of this Agreement. This Agreement and the Plan constitute the entire agreement between the parties and is legally binding and enforceable. Participant has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

This Agreement shall be governed and interpreted under federal law and the laws of Oklahoma.

Participant knowingly and voluntarily signs this Agreement.

Date Delivered to Participant:	[Name of Employing Company]

By:
Title:
Date signed by Participant:	Date:

Participant Signature:	Seven-Day Revocation Period Ends:

(Print Participant’s Name)

2

SCHEDULE I

Dated as of December 31, 2008

Name of Participants

King P. Kirchner

O. Earle Lamborn

John G. Nikkel